UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 11, 2016

Financial Engines, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34636	94-3250323
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1050 Enterprise Way, 3rd Floor, Sunnyvale, CA	94089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 498-6000

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

The information in this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. On February 18, 2016, Financial Engines, Inc. (“Financial Engines”) issued a press release regarding Financial Engines’ financial results for its fourth quarter and full year ended December 31, 2015. The full text of Financial Engines’ press release is furnished herewith as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On February 11, 2016, the Compensation Committee of the Board of Directors of Financial Engines, Inc. (the “Company”) approved the terms of a severance and change in control policy for executive officers of the Company, including:  Lawrence M. Raffone, Chief Executive Officer and President (principal executive officer), Raymond J. Sims, Executive Vice President, Chief Financial Officer and Chief Risk Officer (principal financial officer), Christopher L. Jones,  Executive Vice President and Investment Management and Chief Investment Officer, and Chung Meng Cheong, Executive Vice President-Product and Consumer Marketing (collectively, the “named executive officers”).  The Compensation Committee also authorized the chair of the Compensation Committee to negotiate individual agreements with the executive officers consistent with the severance and change in control policy, the terms of which are summarized below.

Under the severance and change in control policy, the executive officers would be entitled to general severance and change in control severance as follows:

•

General Severance:  if the named executive officer is terminated by the Company without “cause”, or terminates his or her employment for “good reason” outside of the “change in control period”, he or she is entitled to the following benefits:

Mr. Raffone:  (i) 12 months of base salary (as in effect at the time of termination); (ii) 12 months of Company-paid health and welfare benefits continuation from the termination date; and (iii) potential additional benefits consistent with the Company’s current practices and equity award acceleration as determined by the Compensation Committee in its sole discretion at the time of termination.

Other Executive Officers:  (i) 6 months of base salary (as in effect at the time of termination); (ii) 6 months of Company-paid health and welfare benefits continuation from the termination date; and (iii) potential additional benefits consistent with the Company’s current practices and equity award acceleration as determined by the Compensation Committee in its sole discretion at the time of termination.

•

Change in Control  Severance:   if the named executive officer is terminated by the Company without “cause”, or terminates his or her employment for “good reason” within the "change in control period" , he or she is entitled to the following benefits:

Mr. Raffone:  (i) 18 months of base salary (as in effect at the time of termination); (ii) cash severance equal to 150% of his bonus in the year of termination; (iii) 12 months of Company-paid health and welfare benefits continuation from the termination date; (iv) 100% accelerated vesting of all outstanding equity awards (provided that target-level vesting shall continue for performance awards); and (v) extended exercise rights for all outstanding stock option awards through the one-year anniversary of the termination or the remaining term of the option, if shorter.

Other Executive Officers:  (i) 12 months of base salary (as in effect at the time of termination); (ii) cash severance equal to 100% of his or her bonus in the year of termination, (iii) 12 months of Company-paid health and welfare benefits continuation from the termination date; (iv) 100% accelerated vesting  of all outstanding equity awards (provided that target-level vesting shall continue for performance awards); and (v) extended exercise rights for all outstanding stock option awards through the one-year anniversary of the termination or the remaining term of the option, if shorter.

The terms “cause,” “good reason,” "change in control period" and “change in control” shall be as defined in the executive officer’s severance and change in control agreement.

In addition, no acceleration of vesting of a performance equity award will be received or payment made with respect to a bonus amount to the extent such equity award or bonus arrangement already provides for specific treatment in connection with a change in control.

In all cases, the receipt of any of the above-described benefits is contingent on the executive officer entering into an agreement with the Company reflecting the foregoing, and executing, and not revoking during any rescission period provided therefor, a full release of claims against the Company and any of its affiliates.

The foregoing is a summary of the terms of the Company’s severance and change in control policy only, and is qualified in its entirety by reference to the terms of the agreements to be entered into by and between the Company and the executive officer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated February 18, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Financial Engines, Inc.

February 18, 2016	By:	/s/ Raymond J. Sims
Name: Raymond J. Sims
Title: Executive Vice President, Chief Financial Officer and Chief Risk Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated February 18, 2016